Exhibit 1(h)

                    MUTUAL OF AMERICA INVESTMENT CORPORATION

                      ARTICLES SUPPLEMENTARY TO THE CHARTER

Mutual of America Investment Corporation, a Maryland corporation (the Corporation), with its principal office c/o Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The total number of shares of capital stock of all classes that the Corporation has authority to issue is three billion (3,000,000,000) shares of common stock, par value $.01 per share, with an aggregate par value of thirty million dollars ($30,000,000).

SECOND: Pursuant to authority vested in the Board of Directors of the Corporation by Section 5.1 of the Articles of Incorporation of the Corporation (the Articles) and a resolution duly adopted by the Board of Directors at its meeting held September 16, 1997, the authorized shares allocated to the Bond Fund and Equity Index Fund are increased to the following:

                      Bond Fund           -   325,000,000
                      Equity Index Fund   -   150,000,000

The  relative   preferences,   conversion  and  other  rights,   voting  powers,
restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of each such class are the same as for shares previously allocated to the Bond and Equity Index Funds.

IN WITNESS WHEREOF, the President of the Corporation has signed these Articles Supplementary in the Corporation's name and on its behalf and acknowledges that these Articles Supplementary are the act of the Corporation, and states that to the best of her knowledge, information and belief all matters and facts set forth therein relating to the authorization and approval of the Articles Supplementary are true in all material respects and that this statement is made under the penalties of perjury.

Date:  September 17, 1997

                                                     MUTUAL OF AMERICA
                                                     INVESTMENT CORPORATION

Attest:

                                                      /s/ Dolores J. Morrissey
                                                    ----------------------------
                                                          Dolores J. Morrissey

     /s/ Stanley M. Lenkowicz                             President and CEO
  ---------------------------------
         Stanley M. Lenkowicz
         Secretary

(seal)